The undersigned is the Holder of a Warrant issued by MGT Capital, Inc. (“MGT”) on October 29, 2012 entitling the Holder to purchase _______ shares of Common Stock of MGT at the price and on the terms set forth therein (the “Warrant”).

The parties hereby agree, in consideration of the issuance by MGT of 50,000 shares of its Common Stock to the Holder, to amend the Warrant by changing the wording in Section 5(e) entitled “Fundamental Transaction,” as reflected in the blue type on the attached two pages.

In all other respects, the Warrant will remain in effect and be exercisable in accordance with its terms, as now amended.

Nothing in the foregoing shall amend the ongoing Warrant Exchange Offer.